Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

Investor Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Appointment of Mark Frost as New Chief Financial Officer

PEABODY, Mass. (November 9, 2015) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced the appointment of Mark Frost as senior vice president, chief financial officer and treasurer, effective November 30, 2015.

Mark brings more than 25 years of public company finance experience to Analogic. He comes to Analogic from AngioDynamics (Nasdaq:ANGO), a $365 million medical devices company, where he served as executive vice president and chief financial officer since 2012. Before that, he was senior vice president of administration and chief financial officer of Albany Molecular Research Incorporated, a $275 million global contract research and drug manufacturing company. Prior to joining AMRI in 2004, Mark held various financial roles at Smith+Nephew and General Electric, both domestically and internationally.

Jim Green, president and CEO, commented, “We are very happy to have Mark join Analogic. He is a seasoned CFO with substantial healthcare industry experience who will provide sound financial and strategic leadership as we continue to grow and improve our profitability in our medical and security businesses. Mark will also play an important role in expanding our direct medical business. I see Mark as an excellent fit for Analogic and welcome him to our team.”

“Analogic has an exciting future,” said Mark. “Analogic is a growing, dynamic technology company serving key medical and security markets worldwide. I look forward to the opportunity to help the company expand on its already strong foundation.”

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI) and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

Analogic Corporation        8 Centennial Drive, Peabody, MA 01960        978-326-4000        www.analogic.com